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                                                                  Exhibit (e)(1)


                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT is dated as of _________, 2000 by and between [THE COMPANY] (the "Company") and [_________] (the "Executive"). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in Section 1.

      WHEREAS, the Company is a wholly-owned subsidiary of Calendar Holdings, Inc. ("Parent");

      WHEREAS, Executive is entrusted with knowledge of the Company's particular business methods and is trained and instructed in the Company's particular operation methods;

      WHEREAS, the Board of Directors of Parent (the "Board") recognizes that Executive's contribution to the growth and success of the Company has been substantial and therefore desires to retain the services of Executive and Executive is willing to make his services available to the Company on the terms and conditions set forth below; and

      WHEREAS, the Employment Agreement dated December 30, 1985, as amended April 14, 1987 and as further amended April 16, 1987, by and between the Company and Executive (the "Original Agreement"), shall terminate and all obligations and liabilities of the Company and Executive under such agreement shall be extinguished and shall be replaced by this Agreement.

      NOW, THEREFORE, in consideration of employment and in further consideration of these mutual covenants and agreements, the parties hereto, each intending to be bound, covenant and agree as follows:

      1. Definitions. As used herein, the following terms shall have the following meanings:

            "Cause" means (i) the engagement in fraud or dishonesty by Executive, (ii) gross negligence by Executive in the course of his employment with the Company, (iii) the making of material misrepresentation by Executive to the Board, (iv) the commission of a felony by Executive or (v) the failure by Executive to perform the duties set forth in this Agreement to the reasonable satisfaction of the Board.

            "Common Stock" means the Company's common stock, par value $0.01 per share.

            "Merger Agreement" means the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Executive and the other parties named therein.

            "Permanent Total Disability" shall have the same meaning as such term or similar term is defined in the disability policy maintained by the Company which covers Executive at the time of the alleged Permanent Total Disability or, in the event the Company maintains more than
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one disability policy which covers Executive at the time of the alleged
Disability, in the disability policy most recently purchased by the Company. In the event the Company maintains no disability policy which covers Executive at the time of the alleged Permanent Total Disability, Permanent Total Disability shall mean total and permanent disability resulting from physical or mental illness, incompetency or incapacity which renders Executive incapable of fully performing the services required by him as an employee of the Company and which does or may be expected to continue during the remainder of his life. Determination of Permanent Total Disability and the date which it shall be deemed to have occurred shall be made by the Board and Executive. In the event of a dispute regarding whether or when Permanent Total Disability occurred, the matter shall be referred to a medial doctor selected by the Board and Executive. In the event of their failure to agree upon such medical doctor, the Board and Executive shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

            "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, limited liability company, association or other business entity.

      2. Employment.

            (a) Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period (as herein defined).

            (b) Positions and Duties.

                  (i) Commencing on the date hereof and continuing during the Employment Period, Executive shall serve as Chief Executive Officer of the Company under the


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supervision and direction of the Board and shall have the normal duties, responsibilities and authority of a chief executive officer of a corporation.

                  (ii) The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute Disability) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The foregoing shall not preclude Executive from devoting reasonable time to civic and charitable affairs and serving on a maximum of two board of directors (other than the Board or the board of directors of any subsidiary of the Company) of Persons that do not compete in any material respect with the Company; provided that such activities do not interfere in any material respect with the performance of his duties hereunder.

            (c) Base Salary and Benefits.

                  (i) Base Salary. During the Employment Period, Executive's base salary shall be in an amount set by the Board, but under no circumstances will be less than $450,000 per annum (the "Base Salary"), which salary shall be paid by the Company in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding.

                  (ii) Bonus. During the Employment Period, in addition to the Base Salary payable to Executive pursuant to Section 2(c)(i), Executive shall be entitled to participate in a bonus plan (the "Bonus Plan") that shall be implemented by the Board within six months after the date hereof and such Bonus Plan shall provide Executive with comparable benefits that are granted under the [_________ INCORPORATED 1999 MANAGEMENT INCENTIVE COMPENSATION PLAN], with any awards under the Bonus Plan to be set by the Board (any such awards, the "Bonus"). Each annual bonus period under the Bonus Plan shall be referred to as a "Bonus Year".

                  (iii) Benefits. During the Employment Period, in addition to the Base Salary and Bonus, if any, payable to Executive pursuant to Sections 2(c)(i) and 2(c)(ii), Executive shall be entitled to:

                  (1) participate in the Company's employee benefit programs (including, but not limited to, benefit programs which provide group pension, life and health insurance and other medical benefits), as the Company, with the approval of the Board, may now or hereafter make available generally to its management; and

                  (2) four weeks paid vacation annually (such vacation shall be taken at such times and in such intervals as are mutually acceptable to Executive and the Company); provided, however, that unused vacation time shall not be carried over from year to year and Executive shall not be entitled to compensation for unused vacation time.


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All benefits Executive shall be entitled to pursuant to this Section 2(c)(iii)
shall hereinafter be referred to as the "Benefits".

                  (iv) Options. The Executive shall be entitled to participate in a stock option plan (the "Option Plan") that shall be adopted by the Board within six months after the date hereof, pursuant to which Executive shall initially be granted options that, subject to vesting, shall be exercisable into one percent (1%) of the issued and outstanding Common Stock of the Company (on a fully-diluted basis) at the time of such grant and the exercise price of such options shall be the Merger Consideration (as such term is defined in the Merger Agreement) (such number to be appropriately adjusted for any stock split, reverse stock split, stock dividend or other subdivision or combination of the Company's common stock after the date hereof); provided, that any other issuances of options to Executive under the Option Plan shall be determined by the Board in its sole discretion.

                  (v) Expenses.

                  (1) Promptly after the date hereof, the Company shall, at Executive's option, either (A) reimburse Executive for all reasonable out-of-pocket expenses (including legal fees) or (B) pay, on behalf of Executive, all of Executive's reasonable out-of-pocket expenses (including legal fees), in each case, incurred by Executive in connection with the negotiation and execution of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

                  (2) The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in performing his duties under this Agreement which are consistent with the Company's policies, as approved by the Board, in effect from time to time with respect to travel, entertainment and other business expenses subject to the Company's receipt of supporting documentation in accordance with the Company's customary reporting and documentation provisions.

            (d) Term. Subject to Section 2(e), this Agreement is an employment contract for a term of five (5) years beginning as of the date hereof and ending on the fifth anniversary of the date hereof, and thereafter, shall renew automatically from year to year unless terminated earlier by written notice given by either party to the other at least 90 days prior the end of the term (the "Employment Period"). Notwithstanding the foregoing, the Employment Period is subject to early termination (i) by resolution of the Board with or without Cause, (ii) upon the death or Permanent Total Disability of Executive or (iii) upon Executive's voluntary resignation. Notwithstanding any termination of Executive's employment by the Company (such termination, an "Employment Termination"), this Agreement shall remain a valid and enforceable contract between the parties, including without limitation Sections 3, 4, 5, 6 and 7 hereof.


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            (e) Employment Termination.

                  (i) If the Employment Period is terminated early by resolution of the Board with Cause, by reason of the death or Permanent Total Disability of Executive or by reason of Executive's voluntary resignation, then Executive shall be entitled to receive only (x) all previously earned and accrued but unpaid Base Salary up to the date of the Employment Termination (and not any accrued but unpaid Bonus as of the date of the Employment Termination) and (y) all vested rights to Benefits up to the date of the Employment Termination.

                  (ii) If any Employment Period is terminated early by resolution of the Board without Cause, then Executive shall be entitled to receive only (v) all previously earned and accrued but unpaid Base Salary up to the date of the Employment Termination, (w) Base Salary for a period of time equal to the remainder of the Employment Period, in regular installments in accordance with the Company's general payroll practices, (y) any Bonus earned by Executive during any Bonus Year which ended prior to the date of the Employment Termination and which has not been paid as of such date, which such payment will be made when such Bonus for such Bonus Year would otherwise be payable and (z) a portion of the Bonus earned by Executive during such Bonus Year in which such termination occurs pro rated based on the number of days of the applicable Bonus Year prior to the date of the Employment Termination, which such payment will be made when such Bonus for such Bonus Year would otherwise be payable.

                  (iii) Except as expressly provided in this Section 2(e), Executive hereby agrees that upon and after the Employment Termination, no severance compensation of any kind, nature or amount (including by operation of law) shall be payable by the Company or any of its Subsidiaries to Executive and Executive hereby irrevocably waives any claim for severance compensation of any kind, nature or amount (including by operation of law).

                  (iv) Except as expressly provided in this Section 2(e), upon the Employment Termination, except as required by law, all of Executive's rights to Benefits hereunder (if any) shall cease.

                  (v) Subject to restrictive covenants contained in Section 5, Executive may obtain other engagements or employment after the date of an Employment Termination, and any compensation received or receivable by Executive shall not reduce any amounts which the Company is required to pay to Executive pursuant to this Agreement.

      3. Work Product. The Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company's or any of its Subsidiaries' actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries ("Work Product") shall be the sole and exclusive property of the Company or any such Subsidiary. The Executive will promptly disclose such Work Product to the


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Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

      4. Confidential Information.

            (a) The Executive acknowledges:

                  (i) That the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any such Subsidiary (including without limitation the Company's and its Subsidiaries' technology, methods of doing business and supplier and customer information) (collectively, "Confidential Information") are highly confidential and uniquely valuable to the Company and its Subsidiaries;

                  (ii) That such Confidential Information is and shall continue to be the property of the Company or any such Subsidiary;

                  (iii) That the Company and each of its Subsidiaries has a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

                  (iv) That the continued success of the Company and its Subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of the Company and its Subsidiaries; and

                  (v) That the Company and its Subsidiaries will be irreparably harmed by disclosure of any Confidential Information to competitors of the Company and its Subsidiaries.

            (b) Therefore, Executive agrees:

                  (i) That, during his employment and for all times thereafter, except as required by law or court order, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act;

                  (ii) To use his best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

                  (iii) That upon the Employment Termination or at any other time the Company may request, for whatever reason, Executive shall deliver (and in the event of Executive's


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death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company and its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which he may then possess or have under his control. If the Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials to the Company or one of its Subsidiaries; and

                  (iv) That upon the Employment Termination or at any other time the Company may request, for whatever reason, Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or any of its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its Subsidiaries which Executive may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

      5. Noncompete, Nonsolicitation.

            (a) The Executive agrees that, during the time he is employed by the Company or any of its Subsidiaries and during any applicable Post-Termination Period (as herein defined) (the "Noncompete Period"), he shall not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with, or potential competition with, the businesses of the Company or any of its Subsidiaries as such businesses (the "Businesses") exist during Executive's employment by the Company, within the United States or any other geographical area in which the Company or any of its Subsidiaries engages or plans to engage in the Businesses (the "Geographical Area"). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Section 5, "Post-Termination Period" means the two (2) year period beginning on the Termination Date.

            (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or any of its Subsidiaries, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during Executive's employment period, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any of its Subsidiaries


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to cease doing business with the Company or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any of its Subsidiaries.

            (c) The Executive agrees that: (i) the covenants set forth in this
Section 5 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

            (d) If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

            (e) The Executive recognizes and affirms that in the event of his breach of any provision of this Section 5, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

      6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

            To the Company:

                  _____________________________
                  _____________________________
                  _____________________________

                  Attention:  President
                  Telecopy No.:  (___) ___-____


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            With a copy, which shall not constitute notice, to:

                  Saw Mill Capital, LLC
                  22 Saw Mill River Road
                  Hawthorne, NY  10532
                  Attention:  Howard Unger
                              Scott Budoff
                  Telecopy No.:  (914) 592-8548

                        and

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, NY  10022
                  Attention: Frederick Tanne, Esq.
                             W. Brian Raftery, Esq.
                  Telecopy No.:  (212) 446-4900

            To Executive:

                  at Executive's last address or telecopy
                  number on the records of the Company

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided, that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such notice, demand or other communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (ii) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

      7. Miscellaneous.

            (a) Warranty by Executive. The Executive represents and warrants to the Company that he is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or any of its Subsidiaries or the services to be rendered by Executive under this Agreement.

            (b) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and


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shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (c) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (e) Successors and Assigns; Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and assigns.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

            (g) Remedies. The Company and Executive will be entitled to enforce its respective rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Company will suffer irreparable harm and money damages may not be an adequate remedy for any breach of the provisions of this Agreement by Executive and that any such party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.


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            IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.

                                          [THE COMPANY]



                                          By:_________________________________
                                              Name:
                                              Title:



                                          ____________________________________
                                          [EXECUTIVE]